Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLUE WATER VACCINES INC.

Blue Water Vaccines Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is: Blue Water Vaccines Inc.

2.	The board of directors of the Corporation (the “Board”) duly adopted on the 24th day of November, 2021, in accordance with Section 141(f) of the DGCL, a resolution proposing and declaring advisable an amendment to the Amended and Restated Certificate of Incorporation of said Corporation to (i) increase the authorized capital stock of the Corporation and (ii) consummate a 4-to-1 stock split of the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”), which such resolution was approved by the stockholders of the Corporation on the 24th day of November, 2021.

3.	The first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety and replace with the following paragraph:

“FOURTH: Classes of Stock and Authorized Shares. The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.00001 per share (the “Common Stock”), and Preferred Stock, par value $0.00001 per share (the “Preferred Stock”). The total number of shares which the Corporation is authorized to issue is 260,000,000 shares, of which 250,000,000 shares shall be Common Stock, and 10,000,000 shares shall be Preferred Stock.

4.	Article Fourth of the Amended and Restated Certificate of Incorporation is hereby further amended by adding the following paragraph:

“Upon effectiveness of this Certificate of Amendment (the “Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to Split Effective Time shall be automatically changed and reclassified into a larger number of shares such that 1 share of issued Common Stock immediately prior to the Split Effective Time is reclassified into 4 shares of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued, and any fraction of a share as a result of the reclassification, following the Split Effective Time, shall be rounded down. No stockholders will receive cash in lieu of fractional shares.”

5.	The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

6.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of November 24, 2021.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE FOLLOWS]

IN WITNESS WHEREOF, Blue Water Vaccines Inc. has caused this Certificate to be executed by its duly authorized officer on this 24th day of November, 2021.

BLUE WATER VACCINES INC.

By:	/s/ Joseph Hernandez
Name: Joseph Hernandez
Title: Chief Executive Officer